Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-197701, 333-182028, 333-166845, 333-166450, 333-144383, 333-127519, 333-116971, 333-67444, 333-10503 and 033-62577 and Form S-3 Nos. 333-200654, 333-59390, 333-44218 and 333-00667) of Quidel Corporation of our reports dated February 23, 2015, with respect to the consolidated financial statements and schedule of Quidel Corporation, and the effectiveness of internal control over financial reporting of Quidel Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.
/s/ ERNST & YOUNG LLP
San Diego, California
February 23, 2015